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Registration Statement No. 333-132936-14
Dated March 29, 2007
Securities Act of 1933, Rule 424(b)(2)

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 13, 2008

PRICING SUPPLEMENT NO. D1 TO PRODUCT SUPPLEMENT NO. 4A DATED AUGUST 13, 2008 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$
Credit Suisse
Buffered Absolute Return Notes (BARNS)SM due October 22, 2009
Linked to the Performance of the S&P 500® Index and the Russell 2000® Index

Issuer:	Credit Suisse, acting through its Nassau branch.
CUSIP:	22546EDA9
Trade Date:	The day on which the securities are priced for initial sale to the public, which is expected to be August 13, 2008.
Settlement Date:	Expected to be August 15, 2008
Valuation Date:	October 19, 2009, subject to postponement if a market disruption event occurs on the valuation date.
Maturity Date:	October 22, 2009, subject to postponement if a market disruption event occurs on the valuation date.
Interest:	We will not pay interest on the securities being offered by this pricing supplement.
Basket Components:	The securities are linked to the performance of the S&P 500® Index (the "SPX") and the Russell 2000 Index (the "RTY") during the observation period. Each of the SPX and RTY is a "basket component."

Basket Component	Component Weighting	Buffer	Participation Rate	Initial Level	Upper Barrier*	Lower Barrier*
SPX	25%	15%	200%	1284.88	125.60%	85.00%
RTY	75%	15%	275%	721.04	132.00%	85.00%
* Expressed as a percentage of the initial level

Redemption Amount:	You will receive a redemption amount at maturity that will equal an amount in cash per $1,000 principal amount security determined as follows, subject to the maximum return:
$1,000 + ($1,000 × basket return)
The redemption amount depends on whether a barrier event has occurred and whether the final level is greater than or less than the initial level. Your principal is protected against a decline in each basket component up to the buffer amount of 15%. Your investment will be fully exposed to any decline in the basket components in excess of the buffer amount.
Maximum Return:	72.46%, which results in a maximum redemption amount of $1,724.60 per $1,000 principal amount security.
Basket Return:	The basket return is the sum of the products of (a) the component return of each basket component and (b) the component weighting of such basket component.
Component Return:	The component return for each basket component will be determined as follows:
• if a barrier event has not occurred with respect to the relevant basket component and the final level is greater than the initial level:
the product of the absolute return of such basket component and the applicable participation rate.
• if a barrier event has not occurred with respect to the relevant basket component and the final level is less than or equal to the initial level:
the absolute return of such basket component.
• if a barrier event has occurred with respect to the relevant basket component:
[(final level – initial level)/initial level + the buffer amount; subject to a maximum of zero]
Absolute Return:	With respect to each basket component, the absolute value of:
(final level – initial level) initial level
Barrier Event:	With respect to the SPX, a barrier event will occur if the closing level of the SPX is greater than its upper barrier or less than its lower barrier on any day during the observation period.
With respect to the RTY, a barrier event will occur if the level of the RTY is greater than its upper barrier or less than its lower barrier at any time on any day during the observation period.
SPX Final Level:	The closing level of the SPX on the valuation date.
RTY Final Level	The closing level of the RTY on the valuation date.
Observation Period:	The period from August 5, 2008 to and including the valuation date.
Listing:	The securities will not be listed on any securities exchange.
Please refer to "Risk Factors" beginning on page PS-5 of the accompanying product supplement and "Selected Risk Considerations" beginning on page U-6 of this pricing supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the product supplement, prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Security	$1,000	$5	$995
Total	$	$	$

Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about August 15, 2008.

This pricing supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation, and no action is being taken to permit an offering of the securities or the distribution of this pricing supplement in any jurisdiction where such action is prohibited by law.

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

The date of this pricing supplement is August             , 2008.

Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008, and the product supplement dated August 13, 2008, of which these securities are a part, relating to our medium-term notes. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in the product supplement and the "Selected Risk Considerations" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product Supplement No. 4A dated August 13, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908009301/a2187498z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

i

ii

 SUMMARY INFORMATION

        This summary includes questions and answers that highlight selected information from the accompanying prospectus, prospectus supplement and product supplement and this pricing supplement to help you understand the securities. You should carefully read the entire prospectus, prospectus supplement, product supplement and pricing supplement to understand fully the terms of the securities, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should, in particular, carefully review the section entitled "Risk Factors" in the accompanying product supplement and the section entitled "Selected Risk Considerations" in this pricing supplement, which highlight a number of risks, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

How is the redemption amount calculated?

        The redemption amount at maturity will equal an amount in cash per $1,000 principal amount security determined in accordance with the following formula, subject to the maximum return:

$1,000 + ($1,000 × basket return)

        The redemption amount depends on whether a barrier event has occurred and whether the final level is greater than or less than the initial level. Your principal is protected against a decline in each basket component up to the buffer amount of 15%. Your investment will be fully exposed to any decline in the basket components in excess of the buffer amount.

        The basket return is the sum of the products of (a) the component return of each basket component and (b) the component weighting of such basket component.

        The component return for each basket component will be determined as follows:

  •
  if a barrier event has not occurred with respect to the relevant basket component, and the final level is greater than the initial level, the component return for such basket component will be the product of the absolute return of such basket component and the applicable participation rate;

  •
  if a barrier event has not occurred with respect to the relevant basket component and the final level is less than or equal to the initial level, the component return for such basket component will be the absolute return of such basket component; and

  •
  if a barrier event has occurred with respect to the relevant basket component, the component return for such basket component will be:

[(final level – initial level)/initial level + the buffer amount; subject to a maximum of zero]

        The absolute return, with respect to each basket component, is the percentage change in the closing level of the relevant basket component, comparing the basket component closing level on the valuation date to the initial level, and is calculated as follows:

the absolute value of	(final level – initial level) initial level

        With respect to the SPX, a barrier event will occur if the closing level of the SPX is greater than its upper barrier or less than its lower barrier on any day during the observation period.

        With respect to the RTY, a barrier event will occur if the level of the RTY is greater than its upper barrier or less than its lower barrier at any time on any day during the observation period.

        For the purpose of calculating the redemption amount:

  •
  The "SPX upper barrier" will equal 125.60% of the initial level.

  •
  The "SPX lower barrier" will equal 85% of the initial level.

  •
  The "SPX buffer amount" will equal 15% of the initial level.

  •
  The "SPX participation rate" will equal 200%.

  •
  The "SPX initial level" equals 1284.88.

  •
  The "SPX final level" will equal the closing level of the S&P 500 Index on the valuation date, subject to the provisions described in "Description of the Securities—Market disruption events" in the accompanying product supplement.

  •
  The "RTY upper barrier" will equal 132% of the initial level.

  •
  The "RTY lower barrier" will equal 85% of the initial level.

  •
  The "RTY buffer amount" will equal 15% of the initial level.

  •
  The "RTY participation rate" will equal 275%.

  •
  The "RTY initial level" equals 721.04.

  •
  The "RTY final level" will equal the closing level of the RTY on the valuation date, subject to the provisions described in "Description of the Securities—Market disruption events" in the accompanying product supplement.

  •
  The maximum return on the securities is 72.46%, which results in a maximum redemption amount of $1,724.60 per $1,000 principal amount.

  •
  The "observation period" is the period from August 5, 2008 to and including the valuation date.

  •
  The "valuation date" is October 19, 2009, or the next succeeding business day if the scheduled valuation date is not an business day, subject to the market disruption provisions described in "Description of the Securities—Market disruption events" in the product supplement.

        Please refer to "Description of the Securities—Redemption amount" and "—Market disruption events" in the product supplement.

What are some hypothetical redemption amounts at maturity of the securities?

        The following examples illustrate how the redemption amount is calculated. Each of the examples assumes that the initial investment in the securities is $1,000 and that the initial level of each basket component is 1000. The examples illustrate hypothetical redemption amounts when:

  (1)
  no barrier event occurs, only the SPX final level is greater than its initial level, and the decline in the level of the RTY does not exceed the buffer;

  (2)
  a barrier event occurs with respect to the SPX, only the SPX final level is greater than its initial level and the decline in the level of the RTY does not exceed the buffer;

  (3)
  a barrier event occurs with respect to the SPX, the SPX final level is less than its initial level and the final level of the RTY is greater than its initial level; and

  (4)
  a barrier event occurs and the final level is less than the initial level, with respect to each basket component.

        These examples are for illustration purposes only. Your redemption amount will be determined by the calculation agent as provided in this pricing supplement and will depend on the performance of the basket components during the observation period and whether the final level is greater than or less than the initial level for each basket component.

Example 1: Neither the SPX nor the RTY ever breaches its respective upper barrier or its respective lower barrier during the observation period. The SPX final level is greater than the SPX initial level, the RTY final level is less than the RTY initial level and the component return of both basket components is positive.

Basket Component	Initial Level	Final Level	Component Return

SPX	1000	1100	20%
RTY	1000	900	10%

Determination of the redemption amount:

          Basket return = (SPX component return × .25) + (RTY component return × .75) where,

          SPX component return = 10% × 200% = .1 × 2 = .2

          RTY component return = 10% = .1

          Basket return = (.2 × .25) + (.1 × .75)= .05 + .075 = 0.125

          Redemption amount per $1,000 principal amount security = $1,000 + ($1,000 × basket return)

          = $1,000 + ($1,000 × 0.125)

          = $1,125

    In this example, the SPX final level is greater than the SPX initial level and the RTY final level is less than the RTY initial level. Accordingly, only the SPX component return benefits from the participation rate. However, the SPX component weighting is only 25% so the impact of the SPX component return is less than the RTY unleveraged component return.

Example 2: The SPX closes above its upper barrier or below its lower barrier on at least one day during the observation period and the SPX final level is greater than the SPX initial level. No barrier event occurs with respect to the RTY during the observation period and the RTY final level is less than the RTY initial level.

Basket Component	Initial Level	Final Level	Component Return

SPX	1000	1100	0%
RTY	1000	900	10%

Determination of the redemption amount:

          Basket return = (SPX component return × .25) + (RTY component return × .75) where,

          SPX component return = 0

          RTY component return = 10% = .1

          Basket return = (0 × .25) + (.1 × .75)= 0 + .075 = 0.075

          Redemption amount per $1,000 principal amount security = $1,000 + ($1,000 × basket return)

          = $1,000 + ($1,000 × 0.075)

          = $1,075

    In this example, the SPX final level is greater than the SPX initial level and the RTY final level is less than the RTY initial level. However, because a barrier event occurred with respect to the SPX, the SPX component return is zero. Accordingly, the redemption amount reflects the weighted RTY absolute return.

Example 3: The SPX closes above the SPX upper barrier or below the SPX lower barrier on at least one day during the observation period and the SPX final level is less than the SPX initial level. No barrier event occurs with respect to the RTY during the observation period and the RTY final level is greater than the RTY initial level.

Basket Component	Initial Level	Final Level	Component Return

SPX	1000	900	0%
RTY	1000	1100	27.5%

Determination of the redemption amount

          Basket return = (SPX component return × .25) + (RTY component return × .75) where,

          SPX component return = (-0.1 + .15); subject to a maximum of 0 = 0

          RTY component return = 10% × 275% = .275

          Basket return = (0 × .25) + (.275 × .75)= 0 + .20625 = 0.20625

          Redemption amount per $1,000 principal amount security = $1,000 + ($1,000 × basket return)

          = $1,000 + ($1,000 × 0.20625)

          = $1,206.25

    In this example, the SPX final level is less than the SPX initial level. Because of the barrier event, the SPX component return is not determined by reference to the absolute return. However, because the decline in the final level compared to the initial level does not exceed the buffer amount, the component return is not negative. The redemption amount reflects the weighted RTY component return.

Example 4: The SPX closes above the SPX upper barrier or below the SPX lower barrier on at least one day during the observation period and the SPX final level is below the SPX initial level by more than the buffer. The level of the RTY trades above the RTY upper barrier or below the RTY lower barrier during at least one day during the observation period and the RTY final level is below the RTY initial level by more than the buffer.

Basket Component	Initial Level	Final Level	Component Return

SPX	1000	700	-15%
RTY	1000	800	-5%

Determination of the redemption amount:

          Basket return = (SPX component return × .25) + (RTY component return × .75) where,

          SPX component return = (-0.3 + .15); subject to a maximum of 0 = -.15

          RTY component return = (-0.2 + .15); subject to a maximum of 0 = -.05

          Basket return = (-.15 × .25) + (-.05 × .75)= -.0375 + -.0375 = -.075

          Redemption amount per $1,000 principal amount security = $1,000 + ($1,000 × basket return)

          = $1,000 + ($1,000 × -0.075)

          = $925

    In this example, the final level of each basket component is less than its initial level and the decline exceeds the buffer amount. Because of the barrier events, the component returns are not determined by reference to the absolute return and each component return is negative. Although the RTY declined by less than the SPX in this example, the RTY has a higher weighting and therefore contributed as much to the negative return as the SPX weighted component return.

 SELECTED RISK CONSIDERATIONS

        An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the basket components or any of the component stocks underlying the index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

Your investment in the securities may result in a loss

        The securities do not guarantee any return of your initial investment in excess of $150 per $1,000 principal amount security. The return on the securities at maturity is linked to the performance of the basket components and will depend on whether a barrier event occurs with respect to either or both basket components, and the extent to which the basket return is positive or negative. If a barrier event occurs with respect to either basket component, your investment will be fully exposed to any decline of such basket component's initial level to the final level beyond the 15% buffer amount.

The securities are subject to a maximum return, and you will not participate in the appreciation of any basket component above such maximum return.

        The maximum redemption amount at maturity per $1,000 principal amount security is $1,724.60. Under no circumstances will you participate in any appreciation of either basket component above a level that would result in a redemption amount in excess of the maximum return applicable to the securities.

The basket components are not equally weighted

        The component return of the RTY will account for 75% of the basket return and the component return of the SPX will account for 25% of the basket return. Because of such unequal weighting, the redemption amount generally will reflect the component return of the RTY more than it will reflect the component return of the SPX. For example, if the RTY has a low component return and the SPX has a high component return, the basket return will reflect the low component return of the RTY more than it reflects the higher component return of the SPX, which may have an adverse effect on the redemption amount.

The participation rate applies only if no barrier event has occurred and the final level of the basket component is greater than the initial level.

        The participation rate applies only if no barrier event has occurred and the final level of the basket component is greater than the initial level. This means that even if no barrier event occurs, if the final level of a basket component is less than the initial level, you will receive only the absolute return and will not benefit from the participation rate in calculating such component return. If a barrier event occurs, your investment is exposed to any decline in the basket components beyond the buffer amount.

Because the RTY is subject to intra-day monitoring, it is possible that a barrier event could occur under circumstances that would not result in the occurrence of a barrier event if the RTY was instead subject to closing level monitoring and the redemption amount would be adversely affected

        The RTY will be subject to intra-day monitoring. This means that a barrier event will occur if the level of the RTY exceeds the upper barrier or declines below the lower barrier at any time on any trading day during the observation period, even if the RTY closes between the upper barrier and lower barrier on that trading day. If a barrier event occurs with respect to the RTY, the absolute return feature of the securities will no longer apply and the RTY component return will be negative if the RTY final level declines from its initial level by more than 15%.

The securities do not pay interest

        The terms of the securities differ from those of ordinary debt securities in that we will not pay interest on the securities. The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security. The securities have been designed for investors who are willing to forgo market interest rates on the securities in exchange for an additional return based on the basket return and on whether a barrier event occurs with respect to either basket component during the observation period.

No dividends or voting rights

        As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the SPX or RTY would have.

The market value of the Securities may be influenced by many factors that are unpredictable

        Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

  •
  The current level of the basket components;

  •
  Whether a barrier event occurs with respect to either basket component during the observation period;

  •
  Interest and yield rates in the market;

  •
  The volatility of the basket components;

  •
  Economic, financial, political and regulatory or judicial events that affect the stocks included in the basket components or stock markets generally and which may affect the appreciation, if any, of the basket components;

  •
  The time remaining to the maturity of the securities;

  •
  The dividend rate on the stocks included in the basket components; and

  •
  Credit Suisse's creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of the impact of any change resulting from another factor or factors.

There may be little or no secondary market for the securities

        The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

Assuming no changes in market conditions or any other relevant factors, the value of the securities on the settlement date will be less than the original issue price

        While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities may include commissions paid to agents and will include the cost of hedging our obligations under the securities. Therefore, the value of the securities on the settlement date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the securities after the settlement date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities and any such research, opinions or recommendations could affect the level of a basket component or the market value of the securities

        We or our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice.

Holdings of the securities by our affiliates and future sales may affect the price of the securities

        Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

SUPPLEMENTAL USE OF PROCEEDS

        The net proceeds from this offering will be approximately $                . We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of our existing debt outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities. Please refer to "Use of Proceeds and Hedging" on page PS-14 of the accompanying product supplement.

 THE S&P 500® INDEX

General

        All information regarding the S&P 500® Index provided in this index supplement is derived from S&P, or other publicly available sources, and we have not participated in the preparation of, or verified, such publicly available information. We have no control over this publicly available information including as to its accuracy or completeness. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the SPX at any time.

        As of August 12, 2008, the aggregate market value of the 500 companies included in the SPX represented approximately 75% of the market value of U.S. equities. S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        The SPX is reported by Bloomberg Financial Markets under the ticker symbol "SPX."

The underlying components

        As of August 12, 2008 the 500 companies included in the SPX were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (83), Consumer Staples (41), Energy (39), Financials (88), Health Care (53), Industrials (55), Information Technology (72), Materials (29), Telecommunication Services (9) and Utilities (31). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

        The SPX does not reflect the payment of dividends on the stocks underlying it and therefore the return on your securities will not be the same as the return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

  Computation of the SPX

        On March 21, 2005, S&P began to calculate the SPX based on a half float adjusted formula, and on September 16, 2005 the SPX was fully float adjusted. S&P's criteria for selecting stocks for the SPX will not be changed by the shift to float adjustment. However, the adjustment affects each company's weight in the SPX (i.e., its market value).

        Under float adjustment, the share counts used in calculating the SPX will reflect only those shares that are available to investors and not all of a company's outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

  •
  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  •
  holdings by government entities, including all levels of government in the United States or foreign countries; and

  •
  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations,

    pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float adjusted count of shares to be used in the SPX calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        The SPX is calculated using a base-weighted aggregate methodology: the level of the SPX reflects the total market value of all 500 S&P 500® component stocks relative to the SPX's base period of 1941-43 (the 'base period').

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it is the only link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX ("index maintenance").

        Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the SPX from changing due to corporate actions, all corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the SPX remains constant. This helps maintain the level of the SPX as an accurate barometer of stock market performance and ensures that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require index divisor adjustments.

        The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No
Share Issuance (i.e., change ≥ 5%)	Shares outstanding plus newly issued shares	Yes
Share Repurchase (i.e., change ≥ 5%)	Shares outstanding minus Repurchased shares	Yes
Special Cash Dividends	Share price minus Special dividend	Yes
Company Change	Add new company Market value minus old company Market value	Yes
Rights offering	Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid	Yes
Spinoffs	If the spun-off company is not added to the SPX, then Index market value minus value of the spun-off unit	Yes
	If the spun-off company is added to the SPX, no company is removed from the Index	No
	If the spun-off company is added to the SPX, another company is removed to keep the number of names fixed, and the Index Divisor adjustment reflects the deletion	Yes

        Stock splits and stock dividends do not affect the index divisor of the SPX, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the S&P 500® component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® component stock and consequently of altering the aggregate market value of the S&P 500® component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the SPX (the "Pre-Event Index Value") not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® component stock, a new index divisor ("New Divisor") is derived as follows:

Pre-Event Index Value	=	Post-Event Aggregate Market Value New Divisor
New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the SPX companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the SPX are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the SPX. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

        We or one of our affiliates and Standard & Poor's are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Standard & Poor's in connection with certain securities, including these securities. "Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500", and "500" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The license agreement between Standard & Poor's and us provides that language substantially the same as the following language must be stated in this pricing supplement:

        The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the SPX to track general stock market performance. The only relationship of Standard & Poor's to the Licensee is the licensing of certain trademarks and trade names of Standard & Poor's and of the SPX which is determined, composed and calculated by Standard & Poor's without regard to the Licensee or the securities. Standard & Poor's has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the SPX. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the securities.

        STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SPX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical performance of the SPX

        The following table sets forth the published high and low closing levels of the SPX from January 1, 2003 through August 12, 2008. On August 12, 2008, the closing level of the SPX was 1289.59. We obtained the closing level and other information below from Bloomberg Financial Markets, without independent verification. We make no representations or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. You should not take the historical values of the SPX as an indication of future performance of the SPX or the securities. We cannot give you any assurance that the level of the SPX will stay within the SPX upper barrier and the SPX lower barrier during the observation period.

	Low	High		Low	High
S&P 500® Index
2003			2006
First Quarter	800.73	931.66	First Quarter	1254.78	1307.25
Second Quarter	858.48	1011.66	Second Quarter	1223.69	1325.76
Third Quarter	965.46	1039.58	Third Quarter	1234.49	1339.15
Fourth Quarter	1018.22	1111.92	Fourth Quarter	1331.32	1427.09
2004			2007
First Quarter	1091.33	1157.76	First Quarter	1374.12	1459.68
Second Quarter	1084.10	1150.57	Second Quarter	1424.55	1539.18
Third Quarter	1063.23	1129.30	Third Quarter	1406.70	1553.08
Fourth Quarter	1094.81	1213.55	Fourth Quarter	1407.22	1565.15
2005			2008
First Quarter	1163.75	1225.31	First Quarter	1273.37	1447.16
Second Quarter	1137.50	1216.96	Second Quarter	1278.38	1426.63
Third Quarter	1194.44	1245.04	Third Quarter as of
Fourth Quarter	1176.84	1272.74	August 12, 2008	1214.91	1305.32

The Russell 2000® Index

        We have derived all information contained in this term sheet regarding the RTY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investments. We have no control over this publicly available information, including as to its accuracy or completeness. The RTY was developed by Russell Investments and is calculated, maintained and published by Russell Investments.

        The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. The RTY measures the composite price performance of stocks of 2,000 companies (the "RTY component stocks") domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The RTY represents approximately 10% of the total market capitalization of the Russell 3000® Index.

         Selection of stocks underlying the RTY.    The RTY is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the RTY, a company's stocks must be listed on May 31 of a given year and Russell Investments must have access to documentation verifying the company's eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

        Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the RTY. The following securities are specifically excluded from the RTY: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

        The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the RTY. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

        The RTY is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

         Capitalization Adjustments.    As a capitalization-weighted index, the RTY reflects changes in the capitalization, or market value, of the RTY component stocks. A company's shares are adjusted to include only those shares available to the public. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the RTY by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares.

        Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

        The following types of shares are considered unavailable for the purposes of capitalization determinations:

  •
  ESOP or LESOP shares—corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

  •
  Corporate cross-owned shares—when shares of a company in the RTY are held by another company also in the RTY, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

  •
  Large private and corporate shares—large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the RTY that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the RTY, partnerships, insurance companies not in the RTY, mutual funds, banks not in the RTY or venture capital funds;

  •
  Unlisted share classes—classes of common stock that are not traded on a U.S. securities exchange; and

  •
  Initial public offering lock-ups—shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

         Corporate Actions Affecting the RTY.    The following summarizes the types of RTY maintenance adjustments and indicates whether or not an RTY adjustment is required.

  •
  "No Replacement" Rule—Securities that leave the RTY, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the RTY over a year will fluctuate according to corporate activity.

  •
  Rule for Deletions—When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the RTY at the market close on the effective date or when the stock is no longer trading on the exchange.

        When acquisitions or mergers take place within the RTY, the stock's capitalization moves to the acquiring stock, hence, mergers have no effect on the RTY total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 3000® or Russell 1000®), the shares for the acquiring stock were not adjusted until month end.

  •
  Deleted Stocks—Effective on January 1, 2002, when deleting stocks from the RTY as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

  •
  Rule for Additions—The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the RTY at the latest reconstitution.

  •
  Rule for Corporate Action-Driven Changes—Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day's closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

         Updates to Share Capital Affecting the RTY.    Each month, the RTY is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the RTY. This does not affect treatment of major corporate events, which are effective on the ex-date.

         Pricing of Securities Included in the RTY.    Effective on January 1, 2002, primary exchange closing prices are used in the daily RTY calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily RTY calculations.

         Disclaimers.    The Securities are not sponsored, endorsed, sold, or promoted by Russell Investments or any successor thereto or index owner, and neither Russell Investments nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell Investments's publication of the RTY in no way suggests or implies an opinion by Russell Investments as to the advisability of investment in any or all of the securities upon which the RTY is based. Russell Investments's only relationship to Credit Suisse and its affiliates is the licensing of certain trademarks and trade names of Russell Investments and of the RTY which is determined, composed and calculated by Russell Investments without regard to Credit Suisse and its affiliates or the securities. Russell Investments is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell Investments makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell Investments reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell Investments has no obligation or liability in connection with the administration, marketing or trading of the Securities.

        "Russell 2000® Index" and "Russell 3000® Index" are trademarks of Russell Investments Company and have been licensed for use by Credit SUisse and its affiliates.

        RUSSELL INVESTMENTS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND RUSSELL INVESTMENTS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL INVESTMENTS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. RUSSELL INVESTMENTS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL INVESTMENTS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical performance of the RTY

        The following table sets forth the published high and low closing levels of the RTY from January 1, 2003 through August 12, 2008. On August 12, 2008, the closing level of the RTY was 744.94. We obtained the closing level and other information below from Bloomberg Financial Markets, without independent verification. We make no representations or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. You should not take the historical values of the RTY as an indication of future performance of the RTY or the securities. We cannot give you any assurance that the level of the RTY will stay within the RTY upper barrier and the RTY lower barrier during the observation period.

	Low	High		Low	High
Russell 2000® Index
2003			2006
First Quarter	345.94	398.45	First Quarter	684.05	765.14
Second Quarter	368.69	458.01	Second Quarter	672.72	781.83
Third Quarter	449.17	520.20	Third Quarter	671.94	734.48
Fourth Quarter	500.32	565.47	Fourth Quarter	718.35	797.73
2004			2007
First Quarter	557.63	601.50	First Quarter	760.06	829.44
Second Quarter	535.34	606.39	Second Quarter	803.22	855.09
Third Quarter	517.10	582.72	Third Quarter	751.54	855.77
Fourth Quarter	564.88	654.57	Fourth Quarter	735.07	845.72
2005			2008
First Quarter	604.53	644.95	First Quarter	643.97	753.55
Second Quarter	575.02	644.19	Second Quarter	686.07	763.27
Third Quarter	643.04	688.51	Third Quarter as of
Fourth Quarter	621.57	690.57	August 12, 2008	658.26	751.06

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain United States federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

  •
  financial institution,

  •
  mutual fund,

  •
  tax-exempt organization,

  •
  insurance company,

  •
  dealer in securities or foreign currencies,

  •
  person (including traders in securities) using a mark-to-market method of accounting,

  •
  person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions in effect as of the date of this product supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        For purposes of this discussion, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the district of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership holds securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX

CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders Generally

        The treatment of the securities for U.S. federal income tax purposes is uncertain. The Issuer intends to treat the securities as a prepaid, cash-settled financial contract, with respect to the stocks that comprise the reference index or indices, that is eligible for open transaction treatment for U.S. federal income tax purposes and by purchasing the securities, you agree with us (in the absence of an administrative or judicial ruling to the contrary) to treat your securities for all tax purposes in accordance with such characterization. If your securities are so treated, you should recognize capital gain or loss upon the maturity of your securities (or upon your sale, exchange or other disposition of your securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the securities. In addition, your tax basis in your securities would generally be equal to the price you paid for them. Capital gain of a noncorporate U.S. holder is generally subject to tax at a maximum rate of 15% if the property is held for more than one year.

        The characterization of the securities as prepaid financial contracts as described above is not free from doubt and it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. The Issuer is not responsible for any adverse consequences that a purchaser may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. holder and has no connection with the United States other than holding its security (a "non-U.S. holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated that they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether, (a) the holder of an instrument such as the securities should be required to accrue income during its term (e.g., under a mark-to-market, accrual or other methodology), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding Notice 2008-2 and its possible impact on them.

Possible Legislation on Prepaid Forwards

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill.

        The Bill, if enacted would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly federal short-term rate determined under Code Section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the Bill and any future tax legislation that may apply to their securities.

Backup Withholding and Information Reporting

        A HOLDER OF THE SECURITIES MAY BE SUBJECT TO INFORMATION REPORTING AND TO BACKUP WITHHOLDING WITH RESPECT TO CERTAIN AMOUNTS PAID TO THE HOLDER UNLESS SUCH HOLDER PROVIDES A CORRECT TAXPAYER IDENTIFICATION NUMBER (OR OTHER PROOF OF AN APPLICABLE EXEMPTION) AND OTHERWISE COMPLIES WITH APPLICABLE REQUIREMENTS OF THE BACKUP WITHHOLDING RULES.

 UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell $                principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities by other brokers/dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        We expect that delivery of the securities will be made against payment therefor on or about August 15, 2008, which is the second business day after the trade date of this pricing supplement.

Credit Suisse

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ADDITIONAL TERMS SPECIFIC TO THE SECURITIES
TABLE OF CONTENTS
SUMMARY INFORMATION
SELECTED RISK CONSIDERATIONS
SUPPLEMENTAL USE OF PROCEEDS
THE S&P 500® INDEX
The Russell 2000® Index
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING